UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

______________________

Date of Report (Date of earliest event reported): December 31, 2012

PROPHASE LABS, INC.

(Exact name of Company as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-21617 (Commission File Number)	23-2577138 (I.R.S. Employer Identification No.)

621 N. Shady Retreat Road Doylestown, PA	18901
(Address of principal executive offices)	(Zip Code)

Company's telephone number, including area code: (215) 345-0919

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On December 31, 2012, ProPhase Labs, Inc., a Nevada corporation (the “Company”), sold 192,000 shares of the Company’s common stock to Dutchess Opportunity Fund, II, LP (“Dutchess”) under and pursuant to the Investment Agreement (the “Investment Agreement”), dated November 26, 2012, by and between the Company and Dutchess.  As previously disclosed in its Form 8-K filed on December 28, 2012, the Company had issued in four separate transactions an aggregate of 691,722 shares to Dutchess as of December 28, 2012 under the Investment Agreement.  As a consequence of the sale of common stock made on December 31, 2012, the Company exceeded the 5% threshold that triggers the reporting requirement of this item. As a result of these issuances to Dutchess, aggregating 883,722 shares as of December 31, 2012, the Company has derived approximately $1,085,000 in net proceeds through the usage of the Investment Agreement. Pursuant to the Investment Agreement, the purchase price is set at ninety-five percent (95%) of the lowest daily volume weighted average price (VWAP) of the Company’s common stock during a recent trading period. No commission or other fee is payable to Dutchess with respect to the issuances of the shares.

The sales of the shares under the Investment Agreement were deemed to be exempt from registration under the Securities Act of 1933, as amended (the “Act”) in reliance upon Section 4(2) of the Act (or Regulation D promulgated thereunder).

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ProPhase Labs, Inc.

By:	/s/ Robert V. Cuddihy, Jr.
Robert V. Cuddihy, Jr.
Chief Operating Officer and Chief Financial Officer

Date: January 2, 2013